                                                                    EXHIBIT 4




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                     FALCON CABLE SYSTEMS COMPANY II, L.P.

                                      AND

                         FALCON CABLE SYSTEMS COMPANY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                           DATED AS OF JUNE 13, 1996

                            ASSET PURCHASE AGREEMENT


                 ASSET PURCHASE AGREEMENT, dated as of June 13, 1996 (this "Agreement") by and between Falcon Cable Systems Company, L.P., a California limited partnership ("FCSC"), and Falcon Cable Systems Company II, L.P., a California limited partnership ("New Falcon").

                 WHEREAS, pursuant to the Amended and Restated Agreement of Limited Partnership of FCSC, dated as of December 15, 1986, amended on June 15, 1987 and January 23, 1990 (as so amended, the "Partnership Agreement") (capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the Partnership Agreement), from and after the sixth year after the closing of the sale to the underwriters in the initial public offering of the Units (the "IPO"), the General Partner may cause the sale of all or substantially all of the Cable Systems to the General Partner or to any Affiliate of the General Partner for cash so long as the purchase price (without deduction for any Disposition Fee or other brokerage fees) is equal to or greater than the Appraised Value of the Cable Systems being sold; and

                 WHEREAS, as of the date hereof, it is in excess of six years following the IPO; and

                 WHEREAS, New Falcon is an Affiliate of the General Partner, as the General Partner is Falcon Cable Investors Group, a California limited partnership ("FCIG"), and Falcon Holding Group, L.P., a Delaware limited partnership ("FHGLP") is the general partner of FCIG, and FHGLP is a general partner of New Falcon; and

                 WHEREAS, as determined in accordance with the terms of the Partnership Agreement, the Appraised Value of all of the Cable Systems owned by FCSC is $247,396,814; and

                 WHEREAS, New Falcon desires to purchase all of the Cable Systems of FCSC at their Appraised Value and FCIG desires to cause FCSC to sell all of the Cable Systems to New Falcon at their Appraised Value;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

                 SECTION 1.1. DEFINED TERMS. The following terms, as used in this Agreement, shall have the following meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined herein):

                 "Bill of Sale" shall mean such bills of sale, instruments of conveyance and assignment and assumption as may be necessary to effect the Sale of the Cable Systems.

                 "Cable Systems" shall mean all right, title and interest of FCSC in all assets, rights, privileges, interests, claims and properties, whether tangible or intangible, owned, used or held by FCSC for use in connection with the provision of cable television services.

                 "Cable System Contracts" shall mean all contracts, purchase orders and other agreements of FCSC to the extent relating to the construction, operation or maintenance of the Cable Systems. Cable System Contracts shall not include any Local Authorization or FCC License.

                 "Closing" shall mean the consummation of the Sale.

                 "Communications Act" shall mean the Communications Act of 1934, as amended.

                 "FCC" shall mean the Federal Communications Commission.

                 "FCC Consents" shall mean consents of the FCC to the transfer of the FCC Licenses to New Falcon in connection with the Sale.





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                 "FCC Licenses" shall mean the licenses and permits of the FCC held by FCSC in connection with the operation of the Cable Systems.

                 "Franchise Areas" shall mean the areas in which FCSC is authorized to provide cable television service under the Local Authorizations and the areas served by any of the Cable Systems in which FCSC provides cable television service without a Local Authorization.

                 "Governmental Authority" shall mean any federal, state, municipal or local governmental authority or political subdivision thereof.

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Legal Requirement" shall mean the requirements of any law, ordinance, statute, rule, regulation, code, order, judgment, decree, injunction, franchise, determination, approval, permit, license, authorization or other requirement of any Governmental Authority.

                 "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                 "Local Authority" shall mean any Governmental Authority having jurisdiction to grant a cable television franchise with respect to all or a portion of any System.

                 "Local Authority Consent" shall mean any approval, authorization or consent of a Local Authority necessary for a change in control of a Local Authorization or otherwise in connection with the consummation of the Sale.

                 "Local Authorizations" shall mean all authorizations, approvals, franchises, licenses and permits of Local Authorities granted to the Company which permit the operation of the Systems as amended, modified or supplemented.





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                 "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the business of FCSC or any of the Cable Systems.

                 "Permitted Liens" shall mean (i) Liens for Taxes not yet due and payable; (ii) any carrier's, warehousemen's, mechanic's, materialmen's, repairmen's, employees' or other like Lien arising in the ordinary course of business; (iii) easements, rights-of-way, restrictions, encroachments and other similar encumbrances which do not materially interfere with the use of the Cable Systems as presently used; and (iv) rights of first refusal in favor of, and restrictions imposed by, Governmental Authorities.

                 "Person" shall mean and include an individual, a corporation, a partnership (general, limited or limited liability), a joint venture, a limited liability company, an association, a trust or any other organization or entity, including a Governmental Authority.

                 "Purchase Price" shall mean $247,396,814.

                 "Right of First Refusal" shall mean any right of first refusal of a Local Authority in regard to or arising as a result of the Sale.

                 "Taxes" shall mean all taxes, fees, duties, imposts, levies, withholdings, tax deficiencies, assessments, and charges, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts relating thereto, imposed by any Governmental Authority (domestic or foreign).

                 "Unapproved FCC Assets" shall mean all equipment relating





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         to Unapproved FCC Licenses.

                 "Unapproved FCC License" shall mean an FCC License as to which all FCC Consents have not been obtained or do not remain in full force and effect immediately prior to the Closing Date.

                 "Unapproved Franchise Areas" shall mean Franchise Areas covered by Unapproved Local Authorizations.

                 "Unapproved Franchise Assets" shall mean, with respect to all Unapproved Franchise Areas, all Unapproved Local Authorizations and all related real property and equipment.

                 "Unapproved Local Authorizations" shall mean a Local Authorization (other than Right of First Refusal Local Authorizations) as to which all Local Authority Consents have not been obtained or do not remain in full force and effect immediately prior to the Closing Date.


                                  ARTICLE II.

                               PURCHASE AND SALE

                 SECTION 2.1. PURCHASE AND SALE. (a) Subject to the satisfaction or waiver in writing of the conditions set forth herein and to the other terms, conditions and provisions hereof, on a date as soon as practicable following the satisfaction or waiver of the conditions set forth herein (the "Closing Date"), FCSC shall execute and deliver to New Falcon the Bill of Sale pursuant to which FCSC shall sell, convey, assign, transfer and deliver to New Falcon, and New Falcon shall purchase, acquire, accept and pay for, all of FCSC's right, title and interest in all Cable Systems owned by FCSC, including, subject to Section 2.2, FCSC's rights under the Cable System Contracts and New Falcon shall execute and deliver the Bill of Sale and thereby assume and agree to perform in accordance with their terms the Cable System Contracts, FCC Licenses and Local Authorizations (the "Sale").





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                 SECTION 2.2.  LACK OF CONSENTS.  If the Sale requires the
consent of another Person under any Cable System Contract and such consent has not been obtained prior to the Closing Date or does not remain in full force and effect at the Closing Date, such failure to obtain such consent or failure of such consent to be in full force and effect shall not itself constitute a breach of any provision hereof. FCSC shall, with respect to each such Cable System Contract, use its reasonable commercial efforts (at the expense of New Falcon and at no out-of-pocket expense to FCSC, but without New Falcon being required to provide any consideration therefor) to: (i) keep each such Cable System Contract in effect and obtain such consent; (ii) provide to New Falcon the benefits of each such Cable System Contract through subcontract or otherwise; (iii) cooperate in any reasonable arrangement designed to provide such benefits to New Falcon; and (iv) enforce, at the request and sole expense of New Falcon, any rights of New Falcon included in the Cable Systems under or with respect to any such Cable System Contract against all other Persons (including termination of the foregoing in accordance with the terms thereof upon the election of New Falcon), in each case of clauses (i)-(iv) to the extent that New Falcon performs all obligations of FCSC under such Cable System Contract. If all such consents under any such Cable System Contract are obtained after the Closing Date, FCSC shall promptly assign such Cable System Contract to New Falcon and New Falcon shall assume all obligations under such Cable System Contract with respect to periods following such assignment, in each case without the payment of additional consideration by New Falcon or FCSC.

                 SECTION 2.3. LACK OF REGULATORY APPROVALS. (a) If immediately prior to the Closing Date any Local Authority Consent or FCC Consent has not been obtained or does not remain in full force and effect immediately prior to the Closing Date, such failure to obtain such Local Authority Consent or FCC Consent or such failure of such Local Authority Consents or FCC Consent to be in full force and effect shall not itself constitute a breach of any provision hereof.

                 (b)  If at any time following the Closing Date, FCSC





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is able to transfer to New Falcon (or a designee of New Falcon)  an Unapproved
Local Authorization or an Unapproved FCC License, FCSC shall promptly transfer to New Falcon (or such designee of New Falcon) such Unapproved Local Authorization and all related Unapproved Franchise Assets and such Unapproved FCC License and all related Unapproved FCC Assets, as the case may be. New Falcon (or such designee of New Falcon), as the case may be, shall assume, pay, perform and discharge the obligations arising after the Closing Date under or in respect of any such Unapproved Local Authorization or Unapproved FCC License so transferred.

                 SECTION 2.4. RECEIPT OF CONSENTS. It is the intent of the parties that the arrangements described in Sections 2.2 and 2.3 continue for the shortest possible time, and to this end they agree to use reasonable commercial efforts to obtain all consents (including Local Authority Consents) to the Sale referred to in said Sections as promptly as practicable following the Closing Date. New Falcon shall coordinate the efforts to obtain such consents, and New Falcon shall be responsible for all costs, expenses, liabilities, obligations and burdens with respect to such consents.

                 SECTION 2.5. NO ASSUMPTION OF LIABILITIES. FCSC shall retain, shall continue to be responsible after the Closing for, shall pay, perform and discharge, and shall indemnify and hold New Falcon and each of its Affiliates harmless from and against all liabilities and obligations (whether incurred, accrued, arising or known prior to, at or after the Closing, whether or not known, suspected, asserted or claimed at the Closing or at any time theretofore or thereafter, whether or not reflected or provided for, or required to be reflected or provided for, in any balance sheet of FCSC and whether fixed, liquidated, unliquidated, absolute, contingent or otherwise) which relate to or arise out of the business, assets or operations of FCSC as heretofore, currently or hereafter conducted through the Closing Date, any of the Cable Systems or the past operation, condition or use of any of the Cable System, including those related to: (i) product liability, (ii) general tort liability, (iii) any other activity undertaken by FCSC or relating to the Cable Systems, any (iv) any obligation or li-





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
ability of FCSC to any of its partners or in respect of any management fee or sales fee; other, however, than obligations under the Cable System Contracts, FCC Licenses and Local Authorizations specifically assumed by New Falcon.


                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF FCSC

                 FCSC represents and warrants to New Falcon that:

                 SECTION 3.1. EXISTENCE AND POWER. FCSC (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California, (ii) is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and (iii) has all partnership powers required to carry on its business as conducted on the date hereof, with such exceptions to clauses (i), (ii) and (iii) as would not have a Material Adverse Effect or materially and adversely affect the ability of New Falcon to consummate the Sale.

                 SECTION 3.2. AUTHORIZATION. FCSC has the partnership power to own and operate the Cable Systems. FCSC has the partnership power to enter into this Agreement and to consummate the Sale. The execution and delivery by FCSC of this Agreement and the consummation by FCSC of the Sale has been duly authorized by all necessary partnership action.

                 SECTION 3.3. GOVERNMENTAL AUTHORIZATION. The execution and delivery of this Agreement by FCSC, and the performance by FCSC of this Agreement, and the consummation by FCSC of the Sale, require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act, and the Local Authorizations.

                 SECTION 3.4.  CONSENTS.  Except as set out in Schedule





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3.4, no material consent by any Person under any Cable System Contract is required or necessary for the execution and delivery of this Agreement by FCSC, or the performance by FCSC of this Agreement, or the consummation of the Sale contemplated to be consummated by it pursuant hereto, except as would not have a Material Adverse Effect.

                 SECTION 3.5. NON-CONTRAVENTION. (a) The execution, delivery and performance of this Agreement by FCSC, and the consummation by FCSC of the Sale, do not or on or before the Closing Date will not, (x) contravene the Partnership Agreement or (y) subject to obtaining the consents described in Schedules 3.3 and subject to obtaining, taking or making the actions and filings described in Section 3.4, result in the imposition of any Lien upon any assets of FCSC pursuant to, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under or give rise to a right of termination, cancellation, first refusal or acceleration under any applicable Legal Requirement or any judgment, injunction, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note or other agreement or instrument as to which FCSC is a party or by which any of its properties may be bound, the effect of which would be to materially impair the ability of FCSC to perform its obligations under this Agreement.

                 (b) FCSC is not in breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any Cable System Contract or contract by which any of its assets may be bound, the effect of which would be to impair the ability of FCSC in any material respect to operate any Cable System as presently operated.

                 SECTION 3.6. BINDING EFFECT. This Agreement has been duly executed and delivered by FCSC, and when executed by the parties hereto, this Agreement constitutes a valid and binding obligation of FCSC, enforceable against FCSC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar





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laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                 SECTION 3.7.  SYSTEMS; AUTHORIZATIONS; LICENSES.  (a)
Schedule 3.7 sets forth a complete list for each of the Cable Systems of the Local Authorizations and FCC Licenses (other than any such authorization, approval, certification, franchise, license or permit which is not material to the ownership or operation of a System) in effect as of the date hereof and indicates those Local Authorizations and FCC Licenses requiring the consent of the Local Authority or the FCC, respectively, for consummation of the Sale.

                 (b) Each Local Authorization (x) is in all material respects validly held by FCSC in accordance with and as required by the terms thereof and according to all material applicable Legal Requirements and (y) is in all material respects in full force and effect and has not been revoked or canceled and FCSC is in material compliance therewith. To the knowledge of FCSC and except as set forth on Schedule 3.7, no proceeding to revoke, cancel or modify in any manner any such Local Authorization has been initiated or threatened in writing.

                 (c) Each FCC Licenses (x) is in all material respects validly held by FCSC in accordance with and as required by the terms thereof and according to all material applicable Legal Requirements and (y) is in all material respects in full force and effect and has not been revoked or canceled and FCSC is in material compliance therewith. To the knowledge of FCSC and except as set forth on Schedule 3.7, no proceeding to revoke, cancel or modify in any manner any such FCC License has been initiated or threatened in writing.

                 SECTION 3.8. ASSETS. FCSC has good and marketable title to, or a valid leasehold or license interest in, all assets purported to be owned, leased or licensed by FCSC which constitute the Cable Systems, free and clear of all Liens other than Permitted Liens and other than any Liens which shall be fully satisfied, discharged and released effective as of the Closing. The Bill of Sale is sufficient to transfer to FCSC





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good and, subject to Permitted Liens, marketable title to the Cable Systems.

                 SECTION 3.9. INTELLECTUAL PROPERTY. To the knowledge of FCSC, the conduct of its business does not infringe upon the patents, trademarks, trade names or other intellectual property rights of any Person, with such exceptions as would not result in a Material Adverse Effect.

                 SECTION 3.10. CABLE SYSTEM CONTRACTS. (a) Schedule 3.10 lists all Cable System Contracts in effect on the date hereof.

                 (b) Except as disclosed in Schedule 3.10, FCSC is not in material default or breach of any Cable System Contract and, to the knowledge of FCSC, (i) there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach and (ii) no other party to such Cable System Contract is in default or breach thereunder.

                 (c) Except as set forth on Schedule 3.10, the real property and personal property which are the subject of leases that constitute Cable System Contracts are currently used in the construction, operation or maintenance of the FCSC business.

                 SECTION 3.11. LITIGATION. Except as set out in Schedule 3.11, there are no actions, suits or proceedings pending and, to the knowledge of FCSC, there are no claims, grievances, governmental investigations, actions, suits or proceedings threatened, against or affecting FCSC with respect to its business at law or in equity or before or by any Governmental Authority, or before or by an arbitrator or arbitration board which would have a Material Adverse Effect or materially delay the Closing. Except as set out in Schedule 3.11, there are no judgments, decrees or orders outstanding against FCSC with respect to its business or any of the Cable Systems or the Sale.

                 SECTION 3.12. COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth on Schedule 3.12, (i) FCSC is in compliance with all applicable Legal Requirements and (ii) FCSC's business





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is being conducted in compliance with all applicable Legal Requirements, with such exceptions to clauses (i) and (ii) as would not have a Material Adverse Effect or materially delay the Closing.

                 SECTION 3.13. REPORTS AND FINANCIAL STATEMENTS. FCSC has filed all reports (including without limitation proxy statements) required to be filed with the Securities Exchange Commission ("SEC") since January 1, 1993 (collectively, the "FCSC SEC Reports"), and has previously furnished or made available to New Falcon true and complete copies of all the FCSC SEC Reports. None of the FCSC SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the FCSC SEC Reports presents fairly, in all material respects, the consolidated financial position of FCSC as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the changes in financial position of FCSC for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of the FCSC SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder.

                 SECTION 3.14. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of FCSC who might be entitled to any fee or commission from FCSC in connection with the execution, delivery or performance of this Agreement or

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the Sale, other than the General Partner as provided for in the Partnership
Agreement.


                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF NEW FALCON

                 New Falcon represents and warrants to FCSC that:

                 SECTION 4.1. EXISTENCE AND POWER. New Falcon is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has conducted no operations other than in connection with the Sale.

                 SECTION 4.2. AUTHORIZATION. New Falcon has the partnership power to enter into this Agreement and to consummate the Sale. The execution and delivery by New Falcon of this Agreement and the consummation by New Falcon of the Sale has been duly authorized by all necessary partnership action.

                 SECTION 4.3. GOVERNMENTAL AUTHORIZATION. The execution and delivery of this Agreement by New Falcon, and the performance by New Falcon of this Agreement, and the consummation by New Falcon of the Sale, require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act, and the Local Authorizations.

                 SECTION 4.4. NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by New Falcon, and the consummation by New Falcon of the Sale, do not or on or before the Closing Date will not, (a) contravene the partnership agreement of New Falcon or (b) subject to obtaining the consents described in Schedules 4.4 constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under or give rise to a right of termination, cancellation, first refusal or acceleration under any applicable Legal Requirement or any judgment, injunction, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note or other agreement or instrument as to which New Falcon is a party or by which any of its properties may be bound, the effect of which would be to materially impair the ability of New Falcon to perform its obligations under this Agreement.

                 SECTION 4.5. BINDING EFFECT. This Agreement has been duly executed and delivered by New Falcon, and when executed by the parties hereto, this Agreement constitutes a valid and binding obligation of New Falcon, enforceable against New Falcon in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                 SECTION 4.6. LITIGATION. Except as set out in Schedule 4.6, there are no actions, suits or proceedings pending and, to the knowledge of New Falcon, there are no claims, grievances, governmental investigations, actions, suits or proceedings threatened, against or affecting New Falcon at law or in equity or before or by any Governmental Authority, or before or by an arbitrator or arbitration board which would materially delay the Closing. Except as set out in Schedule 4.6, there are no judgments, decrees or orders outstanding against New Falcon with respect to the Sale.

                 SECTION 4.7. COMPLIANCE WITH LEGAL REQUIREMENTS. New Falcon is in compliance with all applicable Legal Requirements, except as would not materially delay the Closing.

                 SECTION 4.8. QUALIFICATION OF NEW FALCON. New Falcon is and pending Closing will be legally, technically, financially and otherwise qualified under the Communications Act to acquire and operate the Cable Systems. To the knowledge of New Falcon, there are no facts or proceedings which would reasonably be expected to disqualify New Falcon under the Communications Act from acquiring or operating the Cable Systems or would cause the FCC to not approve the transfer of control of the FCC Licenses to New Falcon. New Falcon has no knowledge of any fact or circumstance relating to New Falcon or its Affiliates that would reasonably be expected to (i) cause the filing of any material objection to the FCC application for transfer of control of the FCC Licenses as provided for in this Agreement, or (ii) cause the FCC to deny the FCC application for transfer of control of the FCC Licenses as provided for in this Agreement, or (iii) lead to a delay in the processing of the FCC application for transfer of control of the FCC Licenses as provided for in this Agreement. No waiver of any FCC rule or policy is necessary to be obtained by New Falcon and/or its Affiliates for the grant of the FCC Consents as provided for in this Agreement, nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation by New Falcon of the transactions contemplated hereby.

                 SECTION 4.9. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of New Falcon who might be entitled to any fee or commission from New Falcon in connection with the execution, delivery or performance of this Agreement or the Sale, other than the General Partner as provided for in the Partnership Agreement.


                                   ARTICLE V.

                                   CONDITIONS

                 SECTION 5.1. MUTUAL CONDITIONS. The obligations of FCSC and New Falcon to take the actions required to be taken by them pursuant to Article II shall be subject to the satisfaction of each of the following conditions, each of which may be waived by FCSC or New Falcon:

                 (a) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated without the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the Sale contemplated by this Agreement in any





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
material respect.

                 (b) No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the Sale in any material respect.

                 (c) All consents required to be obtained in connection with the Sale shall have been obtained and remain in full force and effect.

                 SECTION 5.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. (a) The obligations of FCSC to take the actions required to be taken by it pursuant to Article II shall be subject to the satisfaction of the following condition, which may be waived by FCSC: the representations and warranties of New Falcon set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing except as would not have a material adverse affect on the ability of New Falcon to consummate the transactions contemplated hereby.

                 (b) The obligations of New Falcon to take the actions required to be taken by it pursuant to Article II shall be subject to the satisfaction of the following condition, which may be waived by New Falcon: the representations and warranties of FCSC set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing except as would not have a material adverse affect on (i) the ability of New Falcon to consummate the transactions contemplated hereby or (ii) the business, operations, financial condition or results of operation of FCSC.

                 SECTION 5.3. ADDITIONAL CONDITION TO THE OBLIGATIONS OF NEW FALCON. The obligations of New Falcon to take the action required to be taken by it pursuant to Article II shall be subject to the receipt by New Falcon of financing in an amount necessary to satisfy New Falcon's obligations under
Article II.


                                  ARTICLE VI.

                                   COVENANTS

                 SECTION 6.1. PRESERVATION OF BUSINESS. Except as contemplated by this Agreement, FCSC will use its best efforts to preserve its business organization intact, to keep available to New Falcon the services of its present employees, and to preserve for New Falcon the goodwill of the suppliers, customers and others having business relations with FCSC.

                 SECTION 6.2. CONSUMMATION OF THE SALE. Each of the parties hereto agrees that it shall, prior to, on and after the Closing, take or cause to be taken and cause their respective affiliates to take or cause to be taken such actions, and execute, deliver and file or cause to be executed, delivered and filed, such certificates, documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the Sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

                                  ARTICLE VII.

                                 MISCELLANEOUS

                 SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing by either FCSC or New Falcon if the Sale shall not have been consummated on or before December 31, 1996, unless the failure to consummate the Sale is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement.

                 SECTION 7.2. EXPENSES. Except as expressly set forth herein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the Sale is consummated will be paid by New Falcon.

                 SECTION 7.3. HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, Schedules and Exhibits, unless otherwise indicated, are references to Sections, Schedules and Exhibits hereof.

                 SECTION 7.4. ASSIGNMENT. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, however, neither this Agreement nor any right, interest, or obligation hereunder may be assigned by FCSC (other than by operation of law) without the prior written consent of New Falcon, and any such assignment or purported assignment without such consent shall be void.

                 SECTION 7.5. ENTIRE AGREEMENT. This Agreement embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings with respect thereto.

                 SECTION 7.6. AMENDMENT; WAIVER. (a) This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.

                 (b) Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

                 SECTION 7.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original. All signatures need not be on one counterpart.

                 SECTION 7.8. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

                 SECTION 7.9. SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and New Falcon and FCSC will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                 SECTION 7.10. THIRD PERSON BENEFICIARIES. This Agreement is not intended and shall not be construed to confer upon any Person (other than FCSC and New Falcon) any rights or remedies whatever.

                 SECTION 7.11. SPECIFIC PERFORMANCE. New Falcon and FCSC recognize that any breach of any covenant or agreement contained in this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party will be entitled to enforce the agreements and covenants contained herein of New Falcon and FCSC, as the case may be, by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                           FALCON CABLE SYSTEMS COMPANY, L.P.

                                           By:     Falcon Cable Investors Group
                                                   Managing General Partner

                                           By:     Falcon Holding Group, L.P.
                                                   General Partner

                                           By:     Falcon Holding Group, Inc.
                                                   General Partner



                                           By:   /s/ Michael K. Menerey
                                              ---------------------------------
                                                Michael K. Menerey, Secretary
                                                and Chief Financial Officer


                                           FALCON CABLE SYSTEMS
                                             COMPANY II, L.P.

                                           By:     Falcon Cable Investors Group
                                                   Managing General Partner

                                           By:     Falcon Holding Group, L.P.
                                                   General Partner


                                           By:   /s/ Michael K. Menerey
                                              ---------------------------------
                                                Michael K. Menerey, Secretary
                                                and Chief Financial Officer